Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-40397 and 33-44776 on Form S-8 and Registration Statement No. 333-125113 on Form S-1 of our report dated July 10, 2008 (September 22, 2008, as to Notes 16 and 19), relating to the consolidated financial statements and financial statement schedule of Flow International Corporation and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payments, as discussed in Note 1, and the restatement, as discussed in Note 20) appearing in this Form 8-K.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
September 22, 2008